Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2020, except for the effect of discontinued operations discussed in Note 2 to the consolidated financial statements, as to which the date is March 15, 2021, and except for the 2019 summarized financial information of the unconsolidated joint venture in Note 9 to the consolidated financial statements, as to which the date is March 11, 2022, relating to the consolidated financial statements, which appears in NN, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
June 29, 2022